Trouble viewing this Email? View as a Web Page Cole Credit Property Trust IV, Inc. (CCPT IV) Closing Status Update Reminder: CCPT IV is scheduled to close February 28th, 2014 Communication to due diligence officers and financial advisors affiliated with Cole Credit Property Trust IV, Inc. selling group members. Not for further distribution. During the month of January 2014, Cole Credit Property Trust IV, Inc. (CCPT IV) raised approximately $303.8 million in the offering, including shares issued pursuant to its distribution reinvestment plan (DRIP). As of January 31, 2014, CCPT IV had accepted investors' subscriptions for, and issued, a total of approximately 241.6 million shares of common stock in the offering, consisting of approximately 238.1 million shares of common stock in its primary offering, resulting in gross proceeds of approximately $2,376.3 million, and approximately 3.5 million shares of common stock pursuant to its DRIP, resulting in gross proceeds of approximately $33.7 million. The following table summarizes the status of CCPT IV's primary offering, as of January 31, 2014: Primary Offering Maximum 2,900 million Approximate Primary Offering Through 01/31/14 2,376 million Approximate Remaining Primary Offering $ 524 million As previously announced, the Board of Directors of CCPT IV has approved the closing of the primary portion of CCPT IV's initial public offering on February 28, 2014 unless all shares being offered have been sold prior to that date, in which case the offering will be terminated. Following the close of its primary offering, CCPT IV intends to continue selling shares of common stock pursuant to its DRIP. CCPT IV has revised its policy with respect to the acceptance of subscriptions in connection with the closing of its primary offering. Subject to availability of shares, CCPT IV's general policy is to accept subscription agreements for its primary offering if they are signed and dated by the investor on or before February 28, 2014 and are received in good order and fully funded no later than the close of business on April 30, 2014. Please feel free to contact the Cole Sales Desk at 866.341.2653 with any questions. Essential Resources Upcoming Webcasts Every Wednesday 11:00AM Eastern Time CCPT IV Product Overview February 5th Retail & Economic Outlook February 12th Retail Underwriting Process February 19th CCPT IV Product Overview February 26th

Sincerely, Jeff Holland, CFA® President and Chief Operating Officer For more information, please call the Cole Sales Desk at 866.341.2653. FOR FINANCIAL PROFESSIONAL USE ONLY Not for use in MA & OH. This email is neither an offer to sell nor a solicitation of an offer to buy interests in any Cole Capital Program. This email is intended for the recipient only and may not be forwarded or redistributed in any way. Offerings are made only to qualified investors by means of a Prospectus. Securities distributed by affiliate broker-dealer: Cole Capital Corporation, Member FINRA/SIPC. © 2014 Cole Capital Advisors, Inc. All rights reserved.